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Exhibit 99.1

NEWS RELEASE	CONTACT: 206-622-4191 Fran Conley, CEO

Cutter & Buck Announces Receipt
of NASDAQ Notice of Potential Delisting

        SEATTLE, WASHINGTON—AUGUST 15, 2002—Cutter & Buck, Inc. (NASDAQ: CBUK; now CBUKE) announced today that it has just received a letter from the NASDAQ National Market informing the Company that it is in violation of NASDAQ Rule 4310(c)(14), which requires the Company to maintain at least three years of audited financial statements. NASDAQ has determined that the Company is in violation of this rule as a result of the planned restatement of the Company's financials for the fiscal years ended April 30, 2000 and 2001 and as a result of the Company's delay in filing its Annual Report on Form 10-K for the fiscal year ended April 30, 2002, as previously announced.

        While the NASDAQ letter points out that a continuation of this violation could subject the Company's securities to delisting, Cutter & Buck will be requesting a hearing on this matter, which will automatically stay the delisting process. The Company expects its audit for fiscal year 2002 and the restatement of its financial statements for fiscal years 2000 and 2001 to be completed by mid September, which would bring the Company in compliance with NASDAQ Rule 4310(c)(14).

        Pending the hearing, the Company's Common Stock will continue trading on the NASDAQ National Market under the symbol "CBUKE." After the Company's Annual Report is filed and the restatements completed, the Company will then seek NASDAQ approval to again trade under the symbol "CBUK."

About Cutter & Buck

        Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

        Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the results of the Company's ongoing investigation and the direct and indirect consequences of that investigation; access to capital; and maintaining satisfactory relationships with our banking partners. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CUTTER & BUCK Inc.
2701 First Avenue, Suite 500
Seattle, Washington 981221

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  Exhibit 99.1